Exhibit 99

For Immediate Release                   Contact: Rick DeLisi
March 19, 2004            Director, Corporate Communications
Page 1 of 2                                   (703) 650-6019

       Atlantic Coast Airlines Holdings, Inc. Announces
  Extension to Option Period for Convertible Notes Offering

Dulles, VA, (March 19, 2004) - Atlantic Coast Airlines Holdings, Inc. (Nasdaq/NM: ACAI) today announced that it has extended until April 19, 2004 the date by which the initial purchaser of Atlantic Coast Airlines Holdings, Inc.'s 6% Convertible Notes must exercise its option to purchase additional notes from Atlantic Coast Airlines Holdings, Inc.

On February 18, 2004, Atlantic Coast Airlines Holdings, Inc. announced that it was offering $125 million of 6% Convertible Notes due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The sale of the notes closed on February 25, 2004. In connection with this sale, Atlantic Coast Holdings, Inc. granted the initial purchaser an option to purchase, on or before March 22, 2004, up to an additional $25 million principal amount of the Notes. Atlantic Coast Airlines Holdings, Inc. and the initial purchaser have agreed to extend the option exercise period through April 19, 2004.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Atlantic Coast Airlines currently operates as Delta Connection and United Express in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, the company announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport-to be called Independence Air. The company has a fleet of 144 aircraft-including a total of 120 regional jets-and offers 800 daily departures, serving 80 destinations. ACA employs approximately 4,100 aviation professionals.

For  more information about Atlantic Coast Airlines Holdings,
Inc.,  please  visit  our website at atlanticcoast.com.   For
more information about Independence Air, please visit our "preview" site at flyi.com.

                           (-more-)

Atlantic Coast Airlines Holdings, Inc. Announces Extension to
Option Period for Convertible Notes Offering
Page 2 of 2

Statements in this press release and by Company executives regarding its implementation of new business strategies, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. These risks and uncertainties are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the
Company's Annual Report on Form 10-K for the year ended December 31, 2003. These statements are made as of March 19, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

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